EXHIBIT 99.1

NEWS RELEASE

Press Contact:	Investor Contact:
Lauren Karp Roxio, Inc. 408-367-4866 Lauren.karp@roxio.com	Alex Wellins, Jennifer Jarman The Blueshirt Group 415-217-7722 Alex@blueshirtgroup.com Jennifer@blueshirtgroup.com

NAND GANGWANI NAMED AS ROXIO’S CHIEF FINANCIAL OFFICER

SANTA CLARA, Calif. – November 14, 2003 – Roxio, Inc. (Nasdaq:ROXI), The Digital Media Company®, announced today the appointment of Nand Gangwani as the Company’s Chief Financial Officer, effective immediately. Mr. Gangwani, age 36, had previously held the position of Vice President of Strategic Planning and M&A at Roxio. He replaces Elliot Carpenter, who is resigning, and will be assisted by Mr. Carpenter in the transitioning of responsibilities.

“Nand has been a key member of Roxio’s senior management team and has proven himself as a very accomplished financial manager and a strong strategic collaborator,” said Chris Gorog, Roxio Chairman and CEO. “We wish Elliot well in his future pursuits and are very grateful to him for his excellent and tireless contribution to Roxio.”

Mr. Carpenter commented, “After more than eight years with the Roxio business, I have chosen to spend some extended time off with my family. I will miss the opportunity to continue to grow with this innovative company and to work with this top notch team. Over the coming weeks, Nand and I will be working together closely to ensure a seamless transition.”

Mr Gangwani has more than 12 years of strategic planning and corporate development experience in diverse industries. Prior to joining Roxio, he worked at Intuit Corporation and most recently at Evolve where he held the position of Vice President of Corporate and Business Development. During this time, Mr. Gangwani led corporate development efforts, conducting strategic financial planning and analysis to guide corporate decisions and developed product roadmaps leading into new markets. Prior to that, Mr. Gangwani served in various business and financial analysis roles at Emery Worldwide, DHL Airways and Arthur Andersen.

Mr. Gangwani holds a Bachelor of Technology from the Indian Institute of Technology (IIT Delhi), and an MBA in Finance from Bentley College.

About Roxio

Roxio, Inc. (NASDAQ:ROXI) provides the best selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Easy CD & DVD Creator™, Digital Media Suite™, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio also owns Napster®, the ground breaking on-line music service, which recently launched as a legal, paid service. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at www.roxio.com. Headquartered in Santa Clara, California, Roxio also maintains offices in Minnesota, Canada, United Kingdom, Netherlands, and Japan. The company currently employs approximately 400 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the burning CD logo, the Roxio tagline, Toast, Easy CD & DVD Creator, Digital Media Suite, Easy CD Creator, PhotoSuite, VideoWave, and Napster are either trademarks or registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.